Exhibit 23.2

February 9, 2012

Mr. Ron Frankel

Chief Executive Officer

Synacor, Inc.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

Subject:	WRITTEN CONSENT TO REFERENCE ANVIL ADVISORS IN SEC FORM S-1 FILING OF SYNACOR, INC.

Dear Mr. Frankel:

We hereby consent to the inclusion in amendment no. 10 to the registration statement on Form S-1 (Reg. No. 333-178049) of Synacor, Inc. for the registration of shares of its common stock (the “Registration Statement”) of references to our final reports relating to the estimation of the fair value of the common stock of Synacor, Inc. as of various dates and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Anvil Advisors